UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet and statement of income for ChoiceOne Financial Services, Inc. (“ChoiceOne”) and Fentura Financial, Inc. (“Fentura”), after giving effect to the merger, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Fentura will be recorded by ChoiceOne at their respective fair values on the date that the merger is completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2024. The pro forma condensed combined income statement for the nine months ended September 30, 2024 gives effect to the merger as if the transaction had become effective on January 1, 2024.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, nor does it include the funding cost or lost opportunity cost related to the stock consideration paid to Fentura shareholders and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The pro forma financial statements do not include future estimated merger and integration costs expected to be incurred subsequent to March 1, 2025, in conjunction with the merger. Due diligence, professional fees, and other expenses related to the merger were incurred by ChoiceOne and Fentura during the nine months ended September 30, 2024, but the pro forma condensed combined statement of income is not adjusted to exclude these costs.

Actual and Pro Forma Consolidated Balance Sheets (Unaudited) ChoiceOne Financial Services, Inc. (ChoiceOne) and Fentura Financial Inc. (Fentura) As of September 30, 2024
(Dollar amounts in thousands except per share data)
	ChoiceOne	Fentura	Pro Forma Adjustments		Pro Forma ChoiceOne and Fentura

Assets
Cash and cash equivalents	$145,938	$199,717	$(19,823)	A	$325,832
Equity securities, at fair value	7,816	1,598			9,414
Securities available for sale, at fair value	497,552	97,591			595,143
Securities held to maturity, at amortized cost net of credit losses	391,954	535	(24)	B	392,465
Federal Home Loan Bank stock	4,449	9,179			13,628
Federal Reserve Bank stock	5,307	-			5,307
Loans held for sale	5,994	1,861			7,855
Loans held for investment	1,503,950	1,442,389	7,585	C	2,881,142
			(53,819)	D
			(18,963)	E
Allowance for credit losses	(16,490)	(14,700)	14,700	F	(35,453)
			(11,378)	G
			(7,585)	H
Net loans	1,487,460	1,427,689	(69,460)		2,845,689
Premises and equipment, net	27,135	13,203	4,000	I	44,338
Other real estate owned	529	-	-		529
Goodwill	59,946	8,853	(8,853)	J	116,412
			56,466	K
Other intangible assets	1,250	400	(400)	L	44,603
			43,353	M
Interest receivable and other assets	90,673	46,744	18,839	N	156,256

Total Assets	$2,726,003	$1,807,370	$24,098		$4,557,471

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing	$521,055	$398,338			$919,393
Interest bearing	1,687,173	1,072,248			2,759,421
Total Deposits	2,208,228	1,470,586	-		3,678,814
Borrowings	210,000	165,970	(1,000)	O	374,970
Subordinated debentures	35,691	14,000	(2,000)	P	47,691
Other liabilities	24,338	10,416	10,574	Q	45,328
Total liabilities	2,478,257	1,660,972	7,574		4,146,803
Total shareholders' equity	247,746	146,398	16,524	R	410,668
Total Liabilities and Shareholders' Equity	$2,726,003	$1,807,370	$24,098		$4,557,471

Book value per share	$27.65	$32.57			$27.33
Tangible book value per share	$20.82	$30.51			$16.61

See accompanying notes to unaudited pro forma condensed combined financial statements.

ChoiceOne Financial Services, Inc. and Fentura Financial, Inc. Unaudited Pro Forma Condensed Statement of Income Nine Months Ended September 30, 2024
(Dollar amounts in thousands except per share data)
	ChoiceOne	Fentura	Pro Forma Adjustments		Pro Forma ChoiceOne and Fentura

Interest income	$90,066	$65,222	$4	A	$171,712
			(605)	B
			3,413	C
			13,612	D
Interest expense	34,973	29,167	250	E	64,564
			175	F
Net interest income	$55,093	$36,055	$16,000		$107,148
Provision for loan losses	425	1,956			2,381
Noninterest income	13,001	6,879			19,880
Noninterest expense (excluding merger related expenses	43,379	34,061	5,503	G	83,489
			409	H
			120	I
			150	J
			(133)	K
Net income before income taxes	$24,290	$6,917	$9,951		$41,158
Income Tax	4,722	1,280	2,090	L	8,092
Net income	$19,568	$5,637	$7,861		$33,066

Net income per share
Basic	$2.48	$1.26			$2.20
Diluted	$2.46	$1.26			$2.19

Dividends per share	$0.81	$0.33			$0.58

Average shares outstanding
Basic	7,898,938	4,459,303	6,020,059		13,918,997
Diluted	7,944,143	4,459,303	6,020,059		13,964,202

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving ChoiceOne and Fentura under the acquisition method of accounting with ChoiceOne treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Fentura will be recorded by ChoiceOne at their respective fair values and the excess of the merger consideration over the fair value of Fentura’s net assets will be allocated to goodwill.

If completed, the merger will provide for Fentura common shareholders to receive 1.35 shares of ChoiceOne common stock for each share of Fentura common stock they held immediately prior to the merger. Based on the closing trading price of shares of ChoiceOne common stock on the NASDAQ Stock Exchange on September 30, 2024, the value of the merger consideration of ChoiceOne common stock was $30.91 per share.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded. Adjustments will include, but not be limited to, changes in (i) fair value of Fentura’s assets and liabilities as additional information becomes available from independent third parties and management’s analysis; (ii) final analysis regarding the timing and treatment of certain merger related expenses from amounts included herein; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both ChoiceOne and Fentura are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible and customer list assets of $44.6 million are included in the pro forma adjustments separate from goodwill and amortized on a sum of year digits method over 10 years. Goodwill totaling $56.5 million is included in the pro forma adjustments and is not subject to amortization.

Equity Consideration
Fentura shares outstanding September 30, 2024	4,495,005
Exchange ratio	1.35
ChoiceOne shares Issued	6,068,257
ChoiceOne Share Price (as of September 30, 2024)	$30.91

Total Consideration (dollars in thousands)	$187,570

Fentura Net Assets at Fair Value
Assets Acquired	$1,799,650
Liabilities Assumed	$1,668,546
Net Assets Acquired	$131,104

Preliminary pro forma goodwill (dollars in thousands)	$56,466

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

A	Reflects adjustments to record ChoiceOne’s estimated transaction costs pretax as well as the adjustment to record Fentura Employee Stock Ownership Plan shares for cash.

B	Adjustment to record estimated fair value of held-to-maturity investments.

C	Estimated purchase credit discount CECL reserve gross up.

D	Estimated interest rate adjustment to record loans at fair value.

E	Estimated adjustment to record the gross credit mark on loans.

F	Estimated adjustment to record the elimination of existing Fentura allowance for credit losses.

G	Estimated adjustment to record day 2 CECL reserve on non-PCD loans (double dip).

H	Reflects the estimated adjustment to record day 2 PCD CECL reserve adjustment.

I	Estimated adjustment to record fixed assets at fair value.

J	Adjustment to record the elimination of Fentura’s existing goodwill.

K

“Estimated Goodwill to be generated as a result of the total purchase price and net assets acquired. (See ““Preliminary Purchase Price Allocation”” above for the allocation of the purchase price to net assets acquired””).”

L	Adjustment to eliminate Fentura's existing CDI .

M	Adjustment to record estimated CDI at fair value and Customer list at estimated fair value.

N	Current/deferred tax assets created as a result of purchase accounting adjustments. All taxable adjustments were calculated using a 21% tax rate.

O	Adjustment to record borrowings at their estimated fair value.

P	Adjustment to record TruPS at their estimated fair value.

Q	Current/deferred tax liabilities created as a result of purchase accounting adjustments. All taxable adjustments were calculated using a 21% tax rate.

R	Estimated elimination of Fentura Financial Inc. common stock and value of merger consideration paid.

Income Statement

A	Investment securities estimated fair value adjustment amortization.

B	Adjustment for the estimated lost reinvestment income on cash paid for transaction expenses at an assumed lost yield equal to 5.0%.

C	Estimated accretion of the credit adjustment on non-PCD loans.

D	Estimated accretion of the fair value adjustment on loans.

E	Estimated bank-level borrowing fair value adjustment amortization.

F	Holding Company TruPS estimated fair value adjustment amortization.

G	Estimated incremental CDI intangible amortization expense above historical CDI amortization expense based on a a 10 year sum of years digits calculation.

H	Estimated customer list intangible amortization expense.

I	Estimated capitalization of branch expenses.

J	Adjustment to reflect the increased depreciation expense related to the estimated fair value adjustment on fixed assets.

K	Reversal of Fentura’s CDI Amortization.

L	Tax effect on the pro forma adjustments at an assumed 21% effective tax rate.